SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
                   Duty to File Reports Under Sections 13 and
                      15(d) of the Securities Exchange Act
                                    of 1934.

                         Commission File Number 1-12749

                               Hartford Life, Inc.
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             (Exact name of registrant as specified in its charter)



                             c/o Hartford Life, Inc.
                              200 Hopmeadow Street
                           Simsbury, Connecticut 06089
                                 (860) 547-5000

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               (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive
                                    offices)


                 Class A Common Stock, par value $.01 per share
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            (Title of each class of securities covered by this Form)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)            [X]         Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)           [ ]         Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)            [ ]         Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)           [ ]         Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)            [X]

                  Approximate number of holders of record as of
                        the certification or notice date:


Description of Security                                No. of Holders
-----------------------                                --------------
Class A Common Stock, par value                              1
$.01 per share


         Pursuant to the requirements of the Securities Exchange Act of 1934, Hartford Life, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 27, 2000                          By: /s/ Michael O'Halloran
                                             ---------------------------------
                                             Name:   Michael O'Halloran
                                             Title:  Authorized Officer